UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2005

SRI/SURGICAL EXPRESS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-20997	59-3252632
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

12425 Racetrack Road

Tampa, Florida 33626

(Address of principal executive offices)

(813) 891-9550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) and (b) As further noted in Item 5.02 below, Lee R. Kemberling, an independent director of SRI/Surgical Express, Inc. and a member of its Audit, Compensation, and Nominating and Governance Committees, died on November 30, 2005. On December 2, 2005, the Board of Directors of SRI Surgical appointed Charles T. Orsatti, a current independent director, to fill the resulting vacancy on the Audit Committee.

On December 1, 2005, SRI Surgical notified The Nasdaq Stock Market, Inc. of Mr. Kemberling’s death and that because of the loss, SRI Surgical did not comply with Nasdaq Marketplace Rule 4350(c)(1), requiring that a majority of its Board of Directors consist of independent directors, and Marketplace Rule 4350(d)(2)(A), requiring that its Audit Committee consist of at least three independent directors. With Mr. Orsatti’s appointment, the company now complies with the Rule 4350(d)(2)(A). However, with Mr. Kemberling’s death, the Board of Directors consists of six directors, three of whom are independent under Nasdaq listing requirements. Nasdaq rules allow SRI Surgical a cure period to regain compliance lasting until its next annual shareholders’ meeting.

On December 1, 2005, SRI Surgical received a response notice from Nasdaq noting the above deficiencies and confirming the availability of the cure period.

SRI Surgical has initiated a search for Mr. Kemberling’s replacement on the Board of Directors and expects to designate his successor as soon as practicable, and in any event before its next annual shareholders’ meeting, in compliance with Nasdaq rules.

Item	5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) SRI Surgical announced today with regret the November 30, 2005 death of Lee R. Kemberling, a respected member of its Board of Directors, Chair of its Compensation Committee, and a member of its Audit and Nominating and Governance Committees. A copy of the December 2, 2005 press release announcing Mr. Kemberling’s death is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99.1	Press Release, dated December 2, 2005

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRI/SURGICAL EXPRESS, INC.

Dated: December 2, 2005	By:	/s/ Christopher Carlton
Christopher Carlton
President and Chief Executive Officer

Exhibit Index

Exhibit	Description
99.1	Press Release, dated December 2, 2005